EXHIBIT 10.8

                  PARTNERSHIP AGREEMENT OF THE RADIO X NETWORK


Partnership Agreement made on this 5th day of September 2002, by and between RadioTV Network, Inc ("RTV"), a Florida corporation, 5670 Wilshire Blvd., Suite 1300, Los Angeles, CA. 90036 and Sports Byline USA L.P. ("SBU"), a California Limited Partnership, 300 Broadway, Suite 8, San Francisco, CA. 94133.

In consideration of the mutual covenants herein contained, the above named companies, hereinafter referred to as the "Partners", agree to form, and hereby do form, a partnership pursuant to the Uniform Partnership Act as enacted by the State of California, on the terms and conditions hereinafter set forth.

I. PURPOSE

The partnership is created and conducted for the purpose of creating and operating a new radio network consisting primarily of a series of radio programs principally targeted to a young male audience ages 14-35, and to engage in such other related businesses as may be agreed on by the Partners. The partnership shall develop, produce, acquire, distribute, market and brand the maximum number of programs and series for the network as may be possible and viable and shall operate the partnership and radio network in the best interests of the business and Partners and the Partners shall use their best efforts to maximize the assets of the partnership.

II. NAME; PLACE OF BUSINESS

    a. The name of the partnership shall be Radio X Network. . b. The principal place of business shall be 300 Broadway, Suite 8, San Francisco, CA. 94133 or as mutually agreed upon by all the Partners from time to time.

III. DURATION

The Partnership shall commence on the date hereof and shall continue until dissolved pursuant to the terms set forth hereafter.

IV. CAPITAL CONTRIBUTIONS

    a. Partnership Capital. The initial capital of the partnership shall consist of the sum of One Hundred Thousand Dollars ($100,000.) and the intellectual properties and program rights described on Exhibit "A" attached hereto.

    b. Initial Contributions. The initial contributions of each Partner shall be as follows:

1. RTV shall contribute the capital sum of One Hundred Thousand Dollars ($100,000), the rights to the Laughtraxx radio program described in Exhibit "A" attached hereto and management services.

2. SBU shall contribute the radio programs "Wrestling Observer Live" and "Video Game Review" described in Exhibit "A" attached hereto, radio studio production facilities (as available), office facilities, affiliate and advertising sales services and management services.

    c. Subsequent Capital Contributions. Subsequent capital contributions, as such are needed by the partnership, shall be determined by the Partners. In the event any Partner is required to make such subsequent capital contributions, the Partners who have contributed may consider the sums so advanced as loans to the partnership.

    d. Interest on Capital Contributions. Any loan or capital advanced to the partnership, as a "Subsequent Capital Contribution", by either Partner shall accrue interest at the rate of 10% per annum.

V. PARTNERSHIP PROPERTY

    a. Partnership Property. All property originally paid or brought into or transferred to, the partnership as contributions to capital by the Partners, or subsequently acquired by purchase or otherwise on account of the partnership, shall be partnership property. It is contemplated that the partnership's initial capital shall be utilized for the operations of the partnership, the development, production, acquisition, marketing and branding of the programs and network, affiliate and ad sales, to create and operate the partnership web site and to create other value, assets and property for the partnership.

    b. Property to be in Partnership Name. The title to or copyright of all partnership property shall be held in the name of the partnership.

VI. RIGHTS, DUTIES AND LIABILITIES OF PARTNERS

    a. Other Business Activities of Partners. No Partner during the continuance of the partnership, shall pursue, or become directly or indirectly interested or involved in, any business or occupation which is in conflict with the herein partnership. The Partners shall be exclusive to the partnership with respect to programs and networks that fit the partnership profile, demographics and original design but non-exclusive with respect to any other programs or networks including SBU's traditional sports programming.

    b. Time Devoted to the Partnership. Each Partner shall devote such time as said Partner reasonably believes is necessary to further the goals of the herein partnership, however, SBU shall provide the day to day management and administration of the partnership and prepare and administer all accounting functions, including the preparation of monthly accounting summaries of all partnership activities, administering all accounts payables and receivables, maintaining partnership bank accounts and all books and records.

    c. Payment of Separate Debts of Partners; Indemnification. Each Partner shall pay his separate debts punctually and shall indemnify the other Partner and the capital and property of the partnership against the same and all expenses on account thereof.

VII. MANAGEMENT OF BUSINESS

    a. Participation in Management. Except as otherwise provided in this agreement, all Partners shall have equal rights in the management and conduct of the partnership.

        Decisions shall be by majority vote (each Partner having one vote) except as provided in subpart (b) of thisArticle.

    b. Matters Requiring Unanimity. During the continuance of the partnership no Partner shall, without the consent of all the Partners, do any of the following:

        1. Assign the partnership property in trust for creditors or on the assignee's promise to pay the debts of the partnership;

        2.  Dispose of the Good Will of the business;

        3.  Submit a partnership claim or liability to arbitration;

        4.  Confess a judgment against the partnership;

        5. Do any act which would make it impossible to carry on the ordinary business of the partnership;

        6. Make execute, or deliver in the name of the partnership any bond, trust deed, mortgage, indemnity bond, guarantee, surety bond, or accommodation paper or accommodation endorsement;

        7. Borrow money in the name of the partnership or use as collateral any partnership property;

        8. Assign, pledge, transfer, release, or compromise any debt owning to, or claim of, the partnership except for full payment;

        9.  Convey any real or intellectual property of the partnership;

        10. Pledge or transfer in any manner, except to another Partner, its individual interest in the partnership, except as provided for in RTV's or its corporate parent's corporate covenants, without the approval of the other Partner, not to be unreasonably withheld; or

        11. Undertake or complete any act for which unanimity is required under any other provision of this agreement.

    c. Contracts. For purposes of the partnership business, but subject to any limitations and restrictions imposed by this agreement, each Partner shall have equal power and authority in using the partnership name and in binding the partnership in making contracts and purchasing goods, and in otherwise trading, buying, selling, or managing on behalf of the partnership.

    d. Employment and Dismissal of Personnel. No Partner shall hire any person for employment by the partnership or dismiss, except in case of gross misconduct, any person in the employment of the partnership without the consent of all the Partners.

    e. Indemnity by Partnership. The partnership will indemnify each Partner in respect of payments made and personal or corporate liabilities reasonably incurred by each Partner in the ordinary and proper conduct of the partnership business, or for the preservation of the business or property of the partnership.

    f. Meeting of Partners. Without call or notice the Partners shall hold regular monthly meetings at times and places to be selected by the Partners. In addition any one Partner may call special meetings at any time after the giving of ten (10) days written notice to all other Partners. Any Partner may waive notice of any meeting, and attendance of a Partner at a meeting constitutes a waiver of notice of such meeting, except in the event that a Partner attends a meeting and protests the lack of notice to him.

    g. Bank Deposits and Accounts. All partnership funds shall be deposited in the name of the partnership in such accounts as the Partners may from time to time agree on unanimously in writing.

VIII. REVENUE ALLOCATION AND PROFIT AND LOSSES

    a. Revenue Allocation. All revenue derived from the operation and exploitation of the partnership or partnership assets and properties shall first be applied to the ongoing business obligations of the partnership, as may be reasonably determined by the Partners. Next, the Partners shall determine if sufficient revenues exist for the Partners to take draws for their respective capital accounts prior to retiring the partnership capital obligations, then all revenues derived by the partnership shall be applied to the payment of any and all capital advanced to the partnership, by the Partners or others, plus interest. All revenue derived by the partnership in excess of the partnership obligations, draws, paid in capital and interest, shall be deemed "net profits".

    b. Share of Profits and Losses. The Partners shall be entitled to the net profits from the operation of the partnership business that remains after the payment of the expenses of conducting the business of the partnership. Each Partner shall be entitled to a distributive share of the profits specified: as to RTV 50% and as to SBU 50%. All losses that occur in the operation of the partnership business shall be paid out of the capital of the partnership and the profits of the business, or, if such sources are deficient in funds to cover such losses, by the Partners equally.

IX. ACCOUNTING MATTERS

Books of account of the transactions of the partnership shall be kept at the principal place of business, and shall be at all times open to the inspection of any Partner. Each Partner shall cause to be entered on the books a just and true account of all its dealings, receipts, and expenditures for or on account of the partnership. Each Partner acknowledges that, for its accounting purposes, RTV intends to consolidate the financial results of the partnership into in own financial statements and the Partners agree to take whatever steps as may be reasonably determined by RTV's auditors and accountants to allow RTV to successfully consolidate and incorporate the financial statements.

X. RESTRICTIONS ON TRANSFERS

Except as otherwise provided in this agreement, no Partner may sell, assign, transfer, encumber, or otherwise dispose of any interest in the partnership, partnership property, or assets of the partnership without prior written consent of all other Partners.

XI. WITHDRAWAL OR RETIREMENT OF PARTNER

In the event any Partner shall desire to withdraw or retire from the partnership and provided the non-withdrawing Partner has the unencumbered ability and resources to carry on the partnership without the withdrawing Partner, subject to the non-withdrawing Partners ability to carry on the partnership's ongoing business without any adverse results, loss of opportunity or disruption, or if a

Partner's main principals become disabled so that they is unable to fulfill their Partner obligations to the partnership as specified in this agreement, such withdrawing Partner shall give thirty (30) days written notice by registered or certified mail or facsimile to the other Partners at the last known address of each other Partner.

XII. DISSOLUTION; WINDING UP; LIQUIDATION

    a. Causes of Dissolution. The partnership shall be dissolved on the happening of any of the following events:

        1.  Termination of the undertaking specified herein;

        2. Withdrawal or retirement of any Partner provided the remaining Partner has the ability and resources to carry on the partnership without the retiring or withdrawing Partner, as more fully described in paragraph IX herein;

        3.  Death, disability, or bankruptcy of any Partner; or

        4.  Unanimous consent of the Partners.

    b. Right to Continue Business After Dissolution. On dissolution of the partnership by withdrawal of a Partner or insolvency of a Partner, the remaining Partners shall have the right to elect to continue the business of the partnership under the same name, by themselves, or with any additional persons they may choose without consideration to the withdrawing or insolvent Partner.

    c. Winding Up and Liquidation. On dissolution of the partnership, if the partnership business is not continued pursuant to subpart b of this article, it shall be wound up and liquidated as quickly as circumstances will allow. The assets of the partnership shall be applied to partnership liabilities in the following order:

        1.  Amounts owing to creditors other than Partners;

        2. Amounts owing to Partners other than for capital, services and profits;

        3.  Amounts owing to Partners in respect to capital; and

        4.  Amounts owing to Partners in respect to profits.

XIII. ARBITRATION

It is agreed that disputes arising under or related to this agreement, or under any instrument made to carry out the terms of this agreement, shall be submitted to arbitration at the American Arbitration Association, Los Angeles, in accordance with the arbitration laws of the State of California.

XIV. NOTICES TO PARTNERS

Except as otherwise specified herein, all notices to the Partners to this agreement shall be in writing and shall be deemed effective when given by personal delivery, by certified mail, facsimile or other electronic communication.

XV. AMENDMENTS

This agreement may be amended at any time by a majority vote of the Partners.

        In witness whereof, the parties hereto have executed this agreement at San Francisco, California on the date first above written.






By___________________________________
    RadioTV Network, Inc.



By__________________________________
    Sports Byline USA L.P.




PARTNERSHIP AGREEMENT OF THE RADIO X NETWORK

                                   EXHIBIT A


Radio X Partnership Agreement



" Wrestling Observer Live"

A 2-hour live radio program broadcast 7-9pm Sundays.
"Where serious wrestling fans talk about this unique sports entertainment". Interviews and listener call-ins.
Hosted by Dave Meltzer and Bryan Alvarez


"Video Game Review"

A 1-hour live radio program broadcast 9-10pm Sundays.
"A look at what's hot in the world of video games and electronic entertainment". Interviews, listener call-ins and new product reviews.
Hosted by Patrick Malro


"Laughtraxxs"

A 2- 3-hour taped radio program broadcast to be determined.
"A comedy program featuring clips and audio inserts from Comedy CD's, TV shows, Movies and the World Wide Web plus original comedy material". Interviews, listener call-ins and product reviews.
Host to be determined.

                                    AMENDMENT


This Amendment as of December 30, 2002 is to the Partnership Agreement of the Radio X Network ("Agreement") dated September 5, 2002 by and between RadioTV Network, Inc ("RTV") and Sports Byline USA L.P. ("SBU").

Further to Paragraph XI of the Agreement, the parties hereto wish to amend and modify Paragraph VII of the Agreement to satisfy the accounting and consolidation provisions of the Agreement.

Therefore the parties hereto do amend the Agreement and incorporate the following paragraph under VII "Participation in Management":

VII (h). Notwithstanding the foregoing, RTV shall have the full, right, power, authority and control to determine all matters relative to the Partnership and the Partnership business and RTV shall have the full, right, power, authority and control to determine the management of the Partnership.

All other terms and conditions of the Agreement shall remain in full force and effect.

Signed as of the date first above written.



By__________________________________
    RadioTV Network, Inc




By__________________________________
    Sports Byline USA L.P.